Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated August 24, 2010 to

Pricing Supplements No. 32, 33 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between June 16, 2010 and August 23, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	73.376%	$1,467,520	July 30, 2010
$2,000,000	77.183%	$1,543,660	August 13, 2010
$2,000,000	74.803%	$1,496,060	August 18, 2010
$4,000,000	74.336%	$2,973,440	August 20, 2010

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between June 16, 2010 and August 23, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$10,000,000	69.865%	$6,986,500	July 7, 2010
$5,000,000	79.644%	$3,982,200	August 9, 2010

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances involved scheduled settlement between June 16, 2010 and August 23, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	59.546%	$1,190,920	August 12, 2010
$2,000,000	57.910%	$1,158,200	August 20, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$29,000,000	71.719%	$20,798,500	$1,482.93 (1)

(1)     The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $19,726.92 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $18,243.99 remains available for future offerings for such pricing supplements described above.